Exhibit 99.2

CORPORATE PARTICIPANTS

Richard Haddrill

Bally Technologies, Inc. - President, CEO and Director

Robert Caller

Bally Technologies, Inc. - EVP, CFO and Corporate Treasurer

Gavin Isaacs

Bally Technologies, Inc. - EVP and COO

CONFERENCE CALL PARTICIPANTS

Joe Greff

JPMorgan - Analyst

David Katz

Oppenheimer & Co. - Analyst

Bill Lerner

Union Gaming Group - Analyst

David Bain

Sterne, Agee & Leach, Inc. - Analyst

Steve Kent

Goldman Sachs - Analyst

Ryan Worst

Brean Murray, Carret & Co. - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the Bally Technologies, Inc. business update conference call. My name is Anisia and I will be your operator for today. At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Mr. Richard Haddrill. Please proceed.

Richard Haddrill - Bally Technologies, Inc. - President, CEO and Director

Thank you, Operator. With me today, I have Gavin Isaacs, Ramesh Srinivasan, Robert Caller, and Neil Davidson. The purpose of the call is to give you a little more color on the press releases we put out today, and then take any questions you have.

So earlier today, we did issue a business update press release that included some key developments at Bally, including a contract to sell Rainbow; revised guidance; an enterprise deal with Isle of Capri; planned changes to our credit agreement; a $150 million stock buyback authorization; and an update on our successful systems user conference.

The agreement to sell our Rainbow Casino in Vicksburg, Mississippi is for approximately $80 million. Disposition of Rainbow will allow us to concentrate on our core business of providing our customers with the leading games and systems technology. It’s also a great strategic fit for Isle of Capri.

Now regarding our financial guidance, weak January and February results for many North American casinos appears to have kept the machine replacement market weak, and hence, put pressure on our game sales revenue forecast. This reluctance of customers to deploy capital so far this calendar year has also increased the delays on some expected orders in our systems business.

We also experienced a pretty low win-per-day in gaming operations during much of the third quarter, which, however, appears to be bouncing back. And the gaming situation in Alabama, which has really not clarified much in recent weeks, is also negatively impacting earnings by about $0.02 to $0.03 per share per quarter.

The combination of these and the delay of certain other business opportunities has caused us to lower the estimated range of our fully diluted EPS for fiscal 2010 to a range of $2.15 to $2.25 per share from our previous range of $2.30 to $2.55 per share. Margin percentages on the sales of the Company’s products, however, are expected to be within normal ranges.

Despite these near-term disappointments, there are a number of factors which cause us to have a very optimistic longer-term outlook for 2011 and beyond. First, the placement of [VLT’s] in Italy will begin in the latter half of calendar 2010. We are nearing the completion of our first round of negotiations with several of these 10 Italian concessionaires, and Bally expects to play a meaningful role in this market from both a games and systems perspective.

In this first round, we expect to obtain several systems and to place over 3,000 gaming devices in Italy, the majority of the revenue on a recurring basis.

Second point — our V32 gaming cabinet is performing well, and we will be releasing our new ALPHA 2 platform and ProSeries Cabinet this summer. ALPHA 2 will represent a 10 times improvement in processing power over our successful ALPHA platform, and this combination of sleek cabinet design with industry-leading technology horsepower should be powerful.

Third, our new gaming operations offerings are off to a great start. Our Digital Tower series of products launched this past year are doing great. Fireball is ramping up at a faster pace than even our most successful hotshot game. We now have 900 Fireballs installed in just 10 months.

And we already have commitments for 1,300 of our new wheel products led by Cash Spin, the Best of Slot product, the G2E. We shipped our first Cash Spin product this weekend and expect 500 to be placed within the next 90 days. This will represent our most successful such launch ever.

Fourth, we continue to take share in the systems business, as evidence by the enterprise-wide Isle of Capri announcement today — a competitive replacement. Our record systems pipeline continues to build and our win/loss record has never been better. IVIEW DM is rapidly gaining strong interest in the industry, and the upcoming Canadian provincial systems procurements represent a very exciting opportunity for Bally.

And finally, the new domestic jurisdictions, such as Illinois, Kansas, Maryland, Ohio and other expansion opportunities like Aqueduct in New York, represent a great calendar year 2011 opportunity for Bally in both games and systems.

With that, Anisia, I’d like to open up for any questions from the investors.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Joe Greff, JPMorgan.

Joe Greff - JPMorgan - Analyst

Just your comment about orders being slow thus far in calendar 2010, is there much of a difference between the multi-casino operators, commercial casino operators, and, say, those that are kind of one-off or two-off, or Native American casinos that aren’t maybe what you’d consider to be kind of a larger, multi-casino operators?

Richard Haddrill - Bally Technologies, Inc. - President, CEO and Director

Joe, we haven’t seen anything that would differentiate between the big operators and standalone. It’s kind of company-specific.

Joe Greff - JPMorgan - Analyst

Okay. And you mentioned that you thought the game ops win-per-unit-per-day performance picked up in March and you didn’t see anything, I guess, looking forward about for sale activity getting better? Can you comment on that? Is there any glimmer of hope or something to be optimistic about in the next three to six months?

Richard Haddrill - Bally Technologies, Inc. - President, CEO and Director

Well, you know, anecdotally, going into G2E, we had a number of customer meetings that were more positive this year than last year. G2E attendance was up and very positive customer meetings again. But it appeared that sort of as we got into the calendar year, there was a cautiousness about how that capital was deployed. So, although budget [tolls] were up, the allocation of them appear deliberate, very slow.

And so the normal early-in-the-year capital allocation and spend, we didn’t see here over the last couple of months. And that’s what’s surprised us, based on the very positive reaction we had last fall.

We think — but again, we’re not sure, because every customer is different — that part of that is due to relatively weak performance by operators in January and February. We don’t have very good numbers on operators for March, but our own gaming operations business was weak in certain markets, more than we expected in January and March — of January and February. We’re just getting our preliminary March numbers now, but it appears to have bounced back somewhat in March in gaming operations, which leads us to hope that the operators are seeing the same thing.

Joe Greff - JPMorgan - Analyst

Got you. Great. Thank you.

Operator

David Katz, Oppenheimer.

David Katz - Oppenheimer & Co. - Analyst

I wanted to just talk about Alabama, specifically in the guidance. I think we’ve probably all had on our [consciousness] $0.02 or $0.03 per quarter in recurring earnings. But in the release today, you talk about some of the prospective monies at risk that may be written down. Are you contemplating any of those write-downs in part or in full, in the guidance update? And then I have one other.

Richard Haddrill - Bally Technologies, Inc. - President, CEO and Director

Not in the guidance update. We would view those as kind of unusual charges, David, if they were to occur. And based on the dynamics in the market today, we’re still cautiously optimistic that some form of gaming will continue. We’ve taken most of the revenue, though, out of our forecast. At the same time, we haven’t taken those write-offs with the hope that we’ll have some more clarity in the next two or three weeks. It’s been, as you know, almost every day a changing situation there. It’s been very difficult to forecast.

David Katz - Oppenheimer & Co. - Analyst

And with respect to Rainbow, we do now need to put that into discontinued ops, I would think. So we could probably use a little bit of help, because I think, if I’m not mistaken, we’d love to get sort of a pretax or some kind of, Robert, help as to what we should be pulling out here. Although it does say in here in today’s release, that in your updated guidance, you’re excluding the impact of that.

Are you not pulling that out of your updated earnings number? And that if we were reflecting it as discontinued ops, the $2.15 or $2.25 would be lower still, correct?

Richard Haddrill - Bally Technologies, Inc. - President, CEO and Director

That is correct. The annualized approximate impact of Rainbow is $0.10 to $0.11 per share. However, should we use the net proceeds of Rainbow to buy back stock, it would be flat or slightly accretive. So that’s kind of how you guys have to sort out the ups and the downs. And we’ll have some more for you in our earnings call in a couple of weeks.

David Katz - Oppenheimer & Co. - Analyst

$0.10 to $0.11 is an annualized number?

Richard Haddrill - Bally Technologies, Inc. - President, CEO and Director

Correct. For Rainbow, of earnings. And then again, depending on what we do with the proceeds, it could actually be flat or slightly accretive. And we’re of the mind that by being a focus-technology company, we’ll take away some of the price/earnings kind of gap we’ve had in the past, because of the Rainbow factor.

David Katz - Oppenheimer & Co. - Analyst

And I know you’ve disclosed in the past what the tax basis is on Rainbow, but we haven’t talked about it probably for 2.5 years or so. What is the tax basis on there? And can you tell us what the multiple is — that $80 million is, on the Rainbow Casino?

Richard Haddrill - Bally Technologies, Inc. - President, CEO and Director

You know, I think we’ll stay away from the multiple at this point and let the purchaser, Isle of Capri, deal with that. But from our point of view, we would estimate net proceeds at this time — and you know, taxes is not simple when you have an asset we’ve had this long — we would estimate net proceeds approximately $60 million. That could be up or down by $5 million.

David Katz - Oppenheimer & Co. - Analyst

Okay, thanks so much. I’ll give someone else a chance.

Operator

Bill Lerner, Union Gaming Group.

Bill Lerner - Union Gaming Group - Analyst

A question on the credit facility amendment, maybe for Robert. Can you just talk through that for a second? Clearly, some of this is stock buyback or maybe most of it is, but you also have — you’re adding more capacity to that line. What’s behind that? Is that just a function of taking this to a market structure relative to where this thing was structured in the past?

Robert Caller - Bally Technologies, Inc. - EVP, CFO and Corporate Treasurer

Well, Bill, as you might recall, we completed the transaction at September of 2008, right in the midst of the financial crisis. And so we found that our deal was a little bit over marketed. We had some fairly restrictive covenants, both on the leverage ratio and our restricted payments basket.

And so, by entering into this new agreement, which we expect to complete by mid-April, this really gives us more of a market pricing. It gives us extra ability to deploy our balance sheet, should we decide to do so in terms of share repurchases.

Bill Lerner - Union Gaming Group - Analyst

Okay, that’s helpful. Thank you.

Operator

David Bain, Sterne, Agee.

David Bain - Sterne, Agee & Leach, Inc. - Analyst

Are you noticing any purchasing delays ahead of ALPHA 2 coming out — that you’re gauging?

Richard Haddrill - Bally Technologies, Inc. - President, CEO and Director

You know, it’s really hard to tell, David, exactly why customers make buy decisions. We do believe that three of our larger competitors released new platforms about the same time. And we have been competing against those new technology platforms for the last couple of quarters. And clearly, there’s a lot of anticipation for ALPHA 2 since G2E. So that’s a possibility. But again, customers don’t always share with you exactly why they make a buy or why they don’t.

We still are guessing — you know, our ship share is right in that 25% range, maybe up or down a couple of points. But we think we’re holding our own relatively well despite having a bit of a disadvantage without our ALPHA 2 out for another five or six months.

David Bain - Sterne, Agee & Leach, Inc. - Analyst

Okay. And then I’m sure you have March numbers. So there’s still this $0.10 window in guidance and it seems like systems guidance is fairly tight. Is the window due to just replacement assumptions at this point? Or for the most part?

Richard Haddrill - Bally Technologies, Inc. - President, CEO and Director

No, I mean, there’s always a little variability in systems based on when somebody goes live. We also are chasing several other deals that, frankly, up until recently, we thought we had a decent chance for June, but now feels like they — just very unlikely that we could get them done by June.

So games is clearly part of it. Also the game ops that we saw, kind of weak in January and February but bouncing back somewhat in March, we think it’s a little bit harder to forecast how many of the cash spends we can get out. We think 500 by the end of the month. So we have a number of variables, and certainly the games part of the segment is the biggest.

And we — just to be clear, on the ALPHA 2, the ALPHA 2 technology platform, we don’t expect until the September timeframe, but the ProSeries Cabinet, we think we can get a few sales into June. So we’ve probably got more variability here in our business the last couple of months than we are accustomed to, just with all the dynamics, including Alabama, which changes almost daily.

David Bain - Sterne, Agee & Leach, Inc. - Analyst

Okay. And then just a final one, I mean, the backlog on the wheel seems great. Are you guys looking at displacing competitors for the most part with that backlog? Or is it a mix or your own product for the most part?

Richard Haddrill - Bally Technologies, Inc. - President, CEO and Director

Well, you know, the Fireballs that have gone out have had a fair amount of cannibalization of our existing Bally products. The Cash Spin product, because of the category it’s in, we think will have a significantly lower level of cannibalization than some of our other gaming ops products. A little early to tell. And again, customers don’t always give us specific reasons why they’re taking a product, but we think that we can get, like I said, $500 of the Cash Spins out with — you know, we would guess right now 50% or less cannibalization from that.

David Bain - Sterne, Agee & Leach, Inc. - Analyst

Okay, great. Thank you.

Operator

(Operator Instructions). Steve Kent, Goldman Sachs.

Steve Kent - Goldman Sachs - Analyst

Hi, Dick. It’s Steve. Just on the systems business, could you just review the lead-time on that? And I guess I’m trying to understand if that lead-time is getting shorter or longer, and your ability to project that over the next 12 months.

Richard Haddrill - Bally Technologies, Inc. - President, CEO and Director

You know, what has happened in systems, if you look at the statistics we keep, is our win/loss ratio is the best it’s been and our pipeline has continued to grow. It started growing nicely about a year ago and it’s at a record level.

What has also increased, though, is the deferred decisions. And we think, again, it’s a capital issue that customers want to make this move, want to make this investment, but are being very deliberate. The time it takes from when a customer even makes a decision to when we get a contract signed is a little bit longer than it used to be. And getting them to make the decision takes a little bit longer.

So that’s what’s taking longer over this last, say, six months than we’ve seen in the prior couple of years, even though the level of interest is actually higher.

Steve Kent - Goldman Sachs - Analyst

So when you vet your forecast, are you putting in expected orders or actual orders? So when you gave us that guidance, is that what you’ve got locked down? Or this is what you think is going to be locked down? Because I guess I always thought it was what were for sure certain orders and you knew they were coming out over the next six or 12 months — (multiple speakers) then it was just the timing.

Richard Haddrill - Bally Technologies, Inc. - President, CEO and Director

A couple of things. On the system side, if it’s a new opening, we have a pretty good date unless that opening slips. If it’s add-on products, though, that can be purchased on short notice.

So, generally speaking, for the guidance we give you for the balance of this year, which has three months left plus a little revenue reconciliation here for March, it’s pretty much orders that we have, with a little variability for some of the add-on products that can be purchased or not, and variability for whether or not a go-live occurs, say, in June or early July. So that’s the variability for the balance of this year.

If we give you guidance at the start of fiscal ‘11 for fiscal ‘11, that will include a higher percentage of pipeline and less of committed backlog.

Steve Kent - Goldman Sachs - Analyst

Okay, thank you.

Richard Haddrill - Bally Technologies, Inc. - President, CEO and Director

Let me also just clarify too, before we take the next question, that I think I spoke and said we expected to have 500 Cash Spins out in the next month. We expect to have 500 Cash Spins out by the end of June — I want to be clear on that.

We’ll take one more question at this time.

Operator

And the final question comes from the line of Mr. Ryan Worst with Brean Murray. Please proceed.

Ryan Worst - Brean Murray, Carret & Co. - Analyst

Most of my questions have been answered, including that clarification you just made, Dick. But also was — are those Cash Spin games included in the larger backlog number of 1,300 that you gave? And what do you think the timeframe is for deploying that larger backlog number?

Gavin Isaacs - Bally Technologies, Inc. - EVP and COO

This is Gavin Isaacs. Yes, they are included in the wheel number. And we would expect, given that they’re all commitments, to have them out probably by the end of summer at the latest. And we’d expect that number to grow.

Ryan Worst - Brean Murray, Carret & Co. - Analyst

Great. Thanks, Gavin. Appreciate it.

Operator

Ladies and gentlemen, this concludes the question-and-answer session for today’s call. I would now like to hand the call over to Mr. Richard Haddrill for any closing remarks.

Richard Haddrill - Bally Technologies, Inc. - President, CEO and Director

Well, thank you, Operator, and thank you, investors, for your continued interest in Bally. We’ve got a lot of exciting things going on. We’re disappointed in the short-term forecast but very positive on our business going forward. Thanks again.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect.